Exhibit 99.1

ACL SEMICONDUCTORS SALES UP 44 PERCENT IN 3RD QUARTER TO $74 MILLION

— Net Income Totals $2.4 Million; $0.08 Per Share for Nine Months —

          KOWLOON, HONG KONG, November 24, 2009 - ACL Semiconductors, Inc. (OTC BB: ACLO), one of Asia’s largest distributors of memory chip products, today announced that net sales for the third quarter ended September 30, 2009, increased 44 percent to $74 million and net sales for the first nine months of 2009 increased 40 percent to $209 million, from $150 million in the same period in 2008.

          The Company said increased sales occurred because of strong demands for memory products in the PRC market, particularly NAND FLASH products for the consumer electronics market. Also, ACL Semiconductors said there was a market shortage of DRAM and Graphic Ram products in the third quarter, allowing for an increase in unit price.

          Gross profit increased 84 percent to $6.6 million for the first nine months of 2009 compared to $3.6 million in the same period in 2008. Gross profit for the third quarter increased to $1.75 million, up from $1.69 million in 2008.

          Net income for the first nine months of 2009 totaled $2.4 million, or $0.08 per diluted share, compared to net income of $325,889, or $0.01 per diluted share, in the same period in 2008. The complete filing is available at www.sec.gov.

          ACL Semiconductors distributes electronic components under the “Samsung” brand name to the Hong Kong and South China markets. The memory chips are used from everything from a mobile phone, digital camera and laptop computer to an MP3 player or Wi-Fi product.

Safe Harbor: This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company’s products, general acceptance of the company’s products and technologies, competitive factors, timing, and other risks described in the company’s SEC reports and filings.

CONTACT:
Paul Knopick
E & E Communications
949/707-5365
pknopick@eandecommunications.com